COLUMBIA FUNDS SERIES TRUST II

Item 77I/77Q1(d) - TERMS OF NEW OR AMENDED SECURITIES:

On December 20, 2016, a Form Type 485(b), Accession No. 0001193125-16-798966, an amendment to the registration statement of Columbia Funds Series Trust II, was filed with the SEC. This amendment registered the new class of shares of the Fund listed below, effective December 20, 2016, and describes the characteristics of the new class of shares:

Fund	New Share Class
Active Portfolios® Multi-Manager Value Fund (now known as Multi-Manager Value Strategies Fund)	Class Z

On March 30, 2017, a Form Type 485(b), Accession No. 0001193125-17-103825, an amendment to the registration statement of Columbia Funds Series Trust II, was filed with the SEC. This amendment registered the new class of shares of the Fund listed below, effective April 3, 2017, and describes the characteristics of the new class of shares:

Fund	New Share Class
Columbia Seligman Communications and Information Fund	Class T